SUB-ITEM 77(H)
CHANGES IN CONTROL OF REGISTRANT

In the month of December, 2015, Mauna Kea 2012 Trust and The Pisces Fund each acquired control due to ownership of greater than 25% of Gurtin California Municipal Intermediate Value Fund's (the "Fund") outstanding shares. Mauna Kea 2012 Trust and The Pisces Fund owned 42.3% and 42.3%, respectively, of the Fund and thus controlled the Fund as of that date.

In the month of December, 2015, Mauna Kea 2012 Trust and The Pisces Fund each acquired control due to ownership of greater than 25% of Gurtin National Municipal Intermediate Value Fund's (the "Fund") outstanding shares. Mauna Kea 2012 Trust and The Pisces Fund owned 44.4% and 44.4%, respectively, of the Fund and thus controlled the Fund as of that date.

In the month of March, 2016, Charles Schwab & Co., Inc. acquired control due to ownership of greater than 25% of Gurtin National Municipal Intermediate Value Fund's (the "Fund") outstanding shares. Charles Schwab & Co., Inc. owned 25.0% of the Fund and thus controlled the Fund as of that date.